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                       AFFILIATED COMPUTER SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               FISCAL YEAR ENDED JUNE 30,               SIX MONTHS ENDED
                                                   ---------------------------------------------------    DECEMBER 31,
                                                     1993      1994       1995       1996       1997          1997
                                                   -------    -------    -------    -------    -------  ----------------
Income before income taxes                         $24,538    $32,720    $42,970    $56,917    $83,570       $34,628
  Interest and related charges on debt(a)            4,547      6,463      4,729      3,417      7,121         5,521
  Portion of rentals representative of interest(b)   9,903     14,068     17,200     14,270     21,497        11,664
                                                   -------    -------    -------    -------    -------       -------
    Total fixed charges included in net income      14,450     20,561     21,928     17,696     18,618        17,175

Earnings available for fixed charges                38,988     53,271     84,888     73,613    112,100        51,703
                                                   -------    -------    -------    -------    -------       -------
                                                   -------    -------    -------    -------    -------       -------

Fixed charges:
  Fixed charges included in net income              14,450     20,551     21,928     17,698     26,618        17,175
  Interest capitalized in the period                                                    313        300           129
                                                   -------    -------    -------    -------    -------       -------
    Total fixed charges                            $14,450    $20,551    $21,928    $16,009    $26,918       $17,809
                                                   -------    -------    -------    -------    -------       -------
                                                   -------    -------    -------    -------    -------       -------
Ratio of earnings in fixed charges                     2.7        2.6        3.0        4.1        3.9           3.0(c)
                                                   -------    -------    -------    -------    -------       -------
                                                   -------    -------    -------    -------    -------       -------
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(a) Interest and related charges on debt consists of interest expense, capitalized interest and amortization of debt issuance costs.

(b) Portion of rentals representative of interest is estimated to be one-third of rental expense.

(c) Excluding the $13.0 million charge for merger related costs, the ratio of earnings to fixed charges for the six months ended December 31, 1997 was 3.8.